EXHIBIT 10(vii)

HEALTHBRIDGE, INC.

2610-1066 West Hastings Street

Vancouver, British Columbia

Canada V6E 3X2

Global Convertible Megatrend Ltd.c/o
First Equity Securities AGZurich,
Switzerland

Re: Extension of the Term of Series "A" Convertible Debenture Certificate

Dear Sirs:

We write to confirm that you have agreed with the Board of Directors of Healthbridge, on behalf of the Board of Directors of Global Convertible Megatrend Ltd., to extend the Series “A” Convertible Debenture Certificate dated May 6, 2002 in the amount of two hundred and fifty thousand United States Dollars (US$250,000) from the original term of three years to a new term of eight years from the date of issuance in exchange for certain amendments to the provisions of said Convertible Debenture Certificate as follows:

1.	The principal sum of US$125,000 on your Series “A” Convertible Debenture Certificate will hereafter be due in full with accrued and unpaid interest on May 6, 2010.

2.

The interest payable on the Series “A” Convertible Debenture Certificate as of May 7, 2005 shall accrue interest at a rate of ten percent (10%) per annum payable on a quarterly basis with the initial quarterly interest payment due on September 30, 2005 and the end of each quarter thereafter until repayment or conversion.

3.	The right to convert the whole part or any part of the principal sum and any accrued interest into shares of Healthbridge, Inc. will hereafter extend until May 6, 2010.

4.

Upon conversion or repayment of the principal amount and any accrued interest on the Series “A” Convertible Debenture Certificate, the holder of said debenture shall be entitled to a ten percent (10%) bonus on the amount due as of such date.

All other terms and conditions related to interest payments, conversion rights or otherwise contained in the Series “A” Convertible Debenture Certificate dated May 6, 2002 will remain with full force and effect.

This letter will serve on execution by both parties to evidence our mutual agreement to the aforementioned extension. Please sign in the space provided below and return one fully executed letter for our files.

Yours faithfully,

HEALTHBRIDGE, INC.

/s/ Nora Coccaro
Nora Coccaro

Chief Executive Officer

Accepted and Agreed as of this 31st day of March, 2005

GLOBAL CONVERTIBLE MEGATREND LTD

/s/ G. ScherrerBy:
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